EXHIBIT 99.1

June 13, 2014

Dear Fellow Shareholder:

As previously announced, the Board of Directors of Bar Harbor Bankshares (the “Company”) declared a quarterly cash dividend of $0.223 per share of common stock payable June 13, 2014 to shareholders of record as of May 28, 2014.  The cash dividend is occurring on the heels of our 3:2 stock split achieved through a large stock dividend completed May 19, 2014.  Adjusting for the split, this cash dividend represents a post-stock split adjusted increase of 0.7 cents, or 3.3%, compared with the prior quarter.  Further, it represents a post-stock split adjusted increase of 1.7 cents or 8.1% compared with the second quarter of 2013.  This represents our twelfth consecutive quarter with a dividend increase.

For your convenience, I have enclosed our earnings press release and selected unaudited financial data for the three months ended March 31, 2014.

We are very proud of our continued momentum as evidenced by our financial performance for the first quarter of 2014.  Following are some key highlights:

•

Net income amounted to $3.8 million for the quarter, which represented an increase of $571 thousand or 17.8% compared with the first quarter of 2013.  This is the best quarterly performance in the history of the Company.

•

Diluted earnings per share were $0.95 for the quarter, up $0.13 or 15.9% compared with the first quarter of 2013.

•

Our return on average equity, return on average assets, and efficiency ratio for the first quarter of 2014 were 12.06%, 1.11%, and 53.6%, respectively. Our performance within each of these industry benchmarks reflects the impact of our strong earnings for the quarter.

•

Total assets at March 31, 2014 surpassed $1.4 billion, up $30.2 million or 2.2% compared with year-end 2013.  We continue to balance growth across all asset categories.

•

Total loans ended the quarter at $866.6 million, up $13.8 million or 1.6% over December 31, 2013.  While total non-performing loans were up $474 thousand, or 5.4%, other delinquent and potential problem loans declined $1.5 million, or 10.0% compared with year-end 2013.  Similarly, our first quarter net loan charge-offs were down 46.8%, from the same quarter last year.

•

Tax-equivalent net interest income was $11.0 million, up $1.3 million or 13.9% compared to the same quarter in 2013.  This noticeable achievement has been attained by strict attention to loan pricing discipline, securities portfolio margins, and overall cost of funding.

•

Our Total Risk-Based Capital Ratio improved slightly from December 31, 2013 and ended the quarter at 16.83%, well above the regulatory standard for “well-capitalized” financial institutions.

This performance creates much enthusiasm throughout our organization as it demonstrates an ability to remain a positive outlier in many financial categories during a protracted low interest rate environment and despite often-inconsistent messages regarding local and national economies.  In addition, this performance and the Company’s most recent dividend have been achieved prior to our typical busier summer season.  With summer on the horizon, neither the success of the Maine tourism calendar nor of our local agriculture, namely seafood and blueberries, will be known for some months.  However, unlike 2013, Acadia National Park has opened on time and continued work by local development authorities to extend the spring “shoulder” season is apparent as cruise ships have begun to arrive.  We are gaining traction in our new markets acquired with the Border acquisition in 2012 as our brand is becoming increasingly recognized given our consistent performance and recent designation as one of the American Banker Magazine’s Top 200 Community Banks in the United States.  Of note, we were the only bank in Maine and one of a few in all of New England to receive this honor.

As I approach my one-year anniversary with our Company, it is very rewarding to see the engagement of our teams as we continue to enhance shareholder value and improve the customer experience.  Our model of balancing growth and earnings continues to drive the best results we have ever achieved.  And our commitment to risk management is unwavering as we believe it creates shareholder value, especially in today’s challenging environment.

I enjoyed seeing many of you at our recent Annual Meeting of Stockholders held in Bar Harbor and hearing your thoughts on our company, our culture, and our continued performance.   The Company values feedback from our shareholders.  If you have any questions or concerns, please feel free to share your thoughts with me directly at csimard@bhbt.com or by telephone at 207-669-6788.  We sincerely appreciate your continued loyalty and support.

Respectfully,

/s/ Curtis C. Simard

Curtis C. Simard

President & CEO

Enclosures

This letter contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the “Company”) for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended.  You can identify these forward-looking statements by the use of words like “strategy,” “anticipates,” “expects,” “plans,” “believes,” will,” “estimates,” “intends,” “projects,” “goals,” “targets,” and other words of similar meaning.  You can also identify them by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company and its subsidiaries which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties.  These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations.  For more information about these risks and uncertainties and other risk factors, please see the Company’s Annual Report on Form 10-K as updated by the Company’s Quarterly Reports on Form 10-Q and other filings on file with the SEC.  All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.  The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

PRESS RELEASE

For more information contact: Gerald Shencavitz EVP and Chief Financial Officer (207) 288-3314	FOR IMMEDIATE RELEASE

Record Earnings and EPS at Bar Harbor Bankshares

BAR HARBOR, Maine (April 29, 2014) – Bar Harbor Bankshares (NYSE MKT: BHB) (the “Company”) the parent company of Bar Harbor Bank & Trust (the “Bank”), today announced record net income of $3.8 million for the first quarter of 2014, representing an increase of $571 thousand, or 17.8%, compared with the first quarter of 2013. The Company also reported record diluted earnings per share of $0.95 for the quarter compared with $0.82 for the first quarter of 2013, representing an increase of $0.13, or 15.9%. The Company’s annualized return on average shareholders’ equity amounted to 12.06% for the quarter, up from 10.14% in the first quarter of 2013. The Company’s first quarter return on average assets amounted to 1.11%, up from 1.00% in the first quarter of 2013.

In making the announcement, the Company’s President and Chief Executive Officer, Curtis C. Simard, commented, “We are pleased to have carried our 2013 momentum forward into 2014 with the announcement of our best quarterly earnings on record.  Our first quarter performance was highlighted by a $1.3 million or 13.9% increase in net interest income and a nineteen basis point improvement in the net interest margin, compared with the first quarter of last year. We also continued to focus on the management of our operating expenses and are pleased to report a first quarter efficiency ratio of 53.6%, compared with 55.3% in the first quarter of last year.”

Mr. Simard continued, “We are also pleased to report that the credit quality of our loan portfolio remained relatively stable during the first quarter. While total non-performing loans were up modestly from year-end 2013, delinquent loans and other potential problem loans posted meaningful declines.  Similarly, our first quarter net loan charge-offs were down 46.8%, from the same quarter last year.”

In concluding, Mr. Simard added, “Competition remains brisk, however, our brand remains well received and we continue to focus on the customer experience.  Our efforts to balance growth and earnings are evident in our performance measures and continue to deliver for our shareholders including our recently announced twelfth consecutive cash dividend increase and accompanying three-for-two stock-split payable in the form of a large stock dividend.”

Balance Sheet Highlights

Assets: Led by growth in the loan and securities portfolios, total assets surpassed $1.40 billion at quarter end, up $30.2 million, or 2.2%, compared with December 31, 2013.

Loans: Total loans ended the quarter at $866.6 million, representing an increase of $13.8 million, or 1.6%, compared with December 31, 2013. Consumer loans, which principally consist of residential real estate mortgages, ended the quarter at $400.9 million, up $19.7 million or 5.2% compared with year-end 2013. At quarter-end, the Bank’s commercial loan portfolio stood at $448.3 million, representing a decline of $7.3 million, or 1.6%, compared with year-end 2013. New commercial loan originations during the quarter were more than offset with certain, sizeable loan payoffs as well as cash flows from the portfolio. Tax exempt loans to local municipalities increased $1.2 million, or 7.3%, compared with December 31, 2013.

Credit Quality: The overall credit quality of the Bank’s loan portfolio remained relatively stable during the first quarter. While non-performing loans were up $474 thousand, or 5.4%, other delinquent and potential problem loans declined $1.5 million, or 10.0%, compared with year-end 2013.

Total non-performing loans ended the first quarter at $9.3 million compared with $8.8 million at December 31, 2013. One commercial real estate development loan to a local non-profit housing authority in support of an affordable housing project accounted for $1.6 million, or 17.7%, of the Bank’s total non-performing loans at quarter-end. Total non-performing loans expressed as a percentage of total loans ended the quarter at 1.07%, up from 1.04% at year-end 2013.

Total net loan charge-offs amounted to $210 thousand during the first quarter of 2014, or annualized net charge-offs to average loans outstanding of 0.10%, down from $395 thousand and 0.19%, respectively, compared with the first quarter of 2013. For the three months ended March 31, 2014, the Bank recorded a provision for loan losses of $457 thousand, representing an increase of $104 thousand, or 29.5%, compared with the first quarter of 2013. At quarter end, the Bank’s allowance for loan losses stood at $8.7 million, representing an increase of $247 thousand, or 2.9%, compared with year-end 2013.

Securities: Total securities ended the first quarter at $464.8 million, representing an increase of $14.7 million or 3.3%, compared with December 31, 2013. Securities purchased during the quarter were comprised of mortgage-backed securities issued and guaranteed by U.S. Government agencies and sponsored-enterprises.

Deposits: Historically, the banking business in the Bank’s market area has been seasonal, with lower deposits in the winter through late spring and higher deposits in summer and autumn. The timing and extent of these seasonal swings have varied from year-to-year and have generally impacted the Bank’s transactional deposit accounts.

Total deposits ended the first quarter at $865.5 million, up $29.8 million, or 3.6%, compared with December 31, 2013. Demand, NOW and savings and money market accounts experienced a combined seasonal decline of $18.4 million, or 4.2%, compared with year end 2013. This decline was more than offset with a $48.2 million increase in time deposits. The increase in time deposits was principally attributed to brokered deposits obtained from the national market, which were utilized to replace seasonal deposit outflows and help fund earning asset growth.

Capital: At March 31, 2014, the Company and the Bank continued to exceed applicable regulatory requirements for “well-capitalized” financial institutions. Under the capital adequacy guidelines administered by the Bank’s principal regulators, “well-capitalized” institutions are those with Tier I leverage, Tier I Risk-based, and Total Risk-based ratios of at least 5%, 6% and 10%, respectively. At March 31, 2014, the Company’s Tier I Leverage, Tier I Risk-based, and Total Risk-based capital ratios were 9.19%, 15.17% and 16.83%, respectively.

Shareholder Dividends: The Company paid a regular cash dividend of $0.325 per share of common stock in the first quarter of 2014, up $0.005 from the prior quarter and representing an increase of $0.02 or 6.6% compared with the first quarter of 2013.

Three-for-Two Stock Split and Second Quarter Dividend: As previously announced on April 22, 2014, the Company’s Board of Directors declared a three-for-two split of its common stock, payable as a large stock dividend, payable May 19, 2014 (the “payment date”) to all stockholders of record at the close of business on May 5, 2014. As of April 22, 2014, the Company had approximately 3,944,290 shares of common stock outstanding. After the stock split as a large stock dividend, the number of shares of Company common stock outstanding is anticipated to increase to approximately 5,916,435.  All previously reported share and per share data included in public filings subsequent to the payment date will be restated to reflect the retroactive effect of this three-for-two stock split.

In addition, the Company's Board of Directors also declared on April 22, 2014, a regular second quarter cash dividend of 22.3 cents per share of Company common stock to be paid on June 13, 2014 to all stockholders of record at the close of business on May 28, 2014.  This cash dividend represents a post-stock split adjusted increase of 0.7 cents, or 3.3%, compared with the prior quarter and a post-stock split adjusted increase of 1.7 cents or 8.1% compared with the second quarter of 2013.

The Company believes a three-for-two stock split as a large stock dividend, combined with its twelfth consecutive quarterly increase in the Company's quarterly cash dividend, will make its stock even more attractive to a broader range of investors.

Results of Operations

Net Interest Income: For the three months ended March 31, 2014, net interest income on a tax-equivalent basis totaled $11.0 million, up $220 thousand or 2.0% on a linked-quarter basis and representing an increase of $1.3 million, or 13.9%, compared with the first quarter of 2013. The increase in the net interest income compared with the first quarter of 2013 was principally attributed to average earning asset growth of $92.2 million or 7.4%, combined with a nineteen basis point improvement in the net interest margin to 3.34%. The increase in the net interest margin was principally attributed to a twenty-nine basis point decline in the weighted average cost of interest bearing liabilities, while the weighted average earning asset yields only declined six basis points. Earning asset yields were favorably impacted by a thirty basis point increase in securities yields, as higher long-term interest rates caused the amortization of mortgage-backed security purchase premiums to slow.

Non-interest Income: For the three months ended March 31, 2014, total non-interest income amounted to $2.1 million, up $166 thousand or 8.5% compared with the first quarter of 2013. The increase in non-interest income was largely attributed to a $132 thousand or 49.8% increase in realized security gains. Trust and other financial services fees were up $66 thousand or 7.3% compared with first quarter of 2013.

Non-interest Expense: For the three months ended March 31, 2014, total non-interest expense amounted to $6.8 million, representing an increase of $539 thousand, or 8.5%, compared with the first quarter of 2013. The increase in non-interest expense was largely attributed to a $309 thousand or 8.6% increase in salaries and employee benefits compared with the first quarter of 2013. The increase in salaries and employee benefits were attributed to a variety of factors including normal increases in base salaries, higher levels of employee incentive compensation, higher levels of employee health insurance, as well as changes in staffing levels and mix. The increase in non-interest expense was also attributed to a $152 thousand increase in other operating expenses, largely reflecting higher levels of loan collection and other real estate owned expenses.

About Bar Harbor Bankshares

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust.  Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with fifteen branch office locations serving downeast, midcoast and central Maine.

Safe Harbor Statement: This earnings release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the “Company”) for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. You can identify these forward-looking statements by the use of words like “strategy,” “anticipates” “expects,” “plans,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets,” and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. Forward looking statements also include those made with respect to our belief that the Company’s recently announced three-for-two stock split as a large stock dividend and/or our recently declared quarterly cash dividend, will make our stock attractive to a broader range of potential investors.  These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. Further, there is a risk that for our market or other reasons, our recent stock split as a large stock dividend and/or quarterly cash dividend may not attract broader range of potential investors as anticipated by Company management.  For more information about these risks and uncertainties and other factors, please see the Company’s Annual Report on Form 10-K, as updated by the Company’s Quarterly Reports on Form 10-Q and other filings on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares

Selected Financial Information

(dollars in thousands except per share data)

(unaudited)

	Period End		1st Quarter Average
Balance Sheet Data	3/31/2014	12/31/2013	2014	2013

Total assets	$1,404,083	$1,373,893	$1,381,670	$1,299,790
Total securities	464,827	450,170	467,812	411,677
Total loans	866,621	852,857	851,281	815,755
Allowance for loan losses	8,722	8,475	8,611	8,280
Total deposits	865,469	835,651	870,581	782,924
Total Borrowings	401,983	409,445	376,873	382,710
Shareholders' equity	129,729	121,379	127,344	128,570

	Three Months Ended
Results Of Operations	3/31/2014	3/31/2013

Interest and dividend income	$ 13,041	$ 12,365
Interest expense	2,482	3,076
Net interest income	10,559	9,289
Provision for loan losses	457	353
Net interest income after
provision for loan losses	10,102	8,936

Non-interest income	2,116	1,950
Non-interest expense	6,846	6,307
Income before income taxes	5,372	4,579
Income taxes	1,585	1,363

Net income	$ 3,787	$ 3,216

Share and Per Common Share Data

Period-end shares outstanding	3,944,219	3,928,149
Basic average shares outstanding	3,941,132	3,923,719
Diluted average shares outstanding	3,968,351	3,941,372

Basic earnings per share	$ 0.96	$ 0.82
Diluted earnings per share	$ 0.95	$ 0.82

Cash dividends	$ 0.325	$ 0.305
Book value	$ 32.89	$ 32.60
Tangible book value	$ 31.48	$ 31.16

Selected Financial Ratios

Return on Average Assets	1.11%	1.00%
Return on Average Equity	12.06%	10.14%
Tax-equivalent Net Interest Margin	3.34%	3.15%
Efficiency Ratio (1)	53.6%	55.3%

	At or for the Three Months Ended March 31,		At or for the Year Ended December 31,

	2014	2013	2013
Asset Quality

Net charge-offs to average loans	0.10%	0.19%	0.12%
Allowance for loan losses to total loans	1.01%	0.99%	0.99%
Allowance for loan losses to non-performing loans	93.6%	93.8%	95.9%
Non-performing loans to total loans	1.07%	1.05%	1.04%
Non-performing assets to total assets	0.78%	0.87%	0.76%

Capital Ratios

Tier 1 leverage capital	9.19%	9.04%	9.01%
Tier 1 risk-based capital	15.17%	14.56%	14.97%
Total risk-based capital	16.83%	16.20%	16.62%
Tangible equity to total assets	8.84%	9.36%	8.43%
Tangible common equity (2)	8.88%	9.40%	8.46%

(1)

Computed by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income other than net securities gains and OTTI.

(2)

Computed by dividing the total common shareholders' equity, less goodwill and other intangible assets, by total assets, less      goodwill and other intangible assets.

Use of non-GAAP Financial Measures

Certain information in this press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company’s performance and believes these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

(1)

In certain places in this press release net interest income and the net interest margin is calculated and discussed on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total, which increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company’s results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution’s net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.

(2)

The Company presents its efficiency ratio using non-GAAP information. The GAAP efficiency ratio is computed by dividing non-interest expense by the sum of tax-equivalent net interest income and non-interest income. The non-GAAP efficiency ratio presented in this press release is computed by dividing non-interest expense by the sum of tax-equivalent net interest income and non-interest income other than net securities gains and OTTI, and other significant non-recurring expenses.

(3)

The Company presents certain information based upon tangible common equity instead of total shareholders’ equity in accordance with GAAP. The difference between these two measures is the Company’s intangible assets, specifically goodwill and core deposit intangibles from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio, the tangible equity to total assets ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to, among other things, compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The tangible common equity ratio is computed by dividing the total common shareholders' equity, less goodwill and other intangible assets, by total assets, less goodwill and other intangible assets. The tangible equity to total assets ratio is computed by dividing total shareholders' equity, less goodwill and other intangible assets, by total assets at period end. The tangible book value ratio is computed by dividing total shareholders’ equity, less goodwill and other intangible assets, by period end total outstanding shares of common stock.